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                                                                    EXHIBIT 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Form S-4 Registration Statement Under the Securities Act of 1933 for Verio Inc. (which is dated January 15, 1999 and which is expected to be filed with the Securities and Exchange Commission on January 15, 1999) of our report dated September 17, 1997 on our audits of the financial statements of Hiway Technologies, Inc. as of December 31, 1996 and for the period from April 6, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Form S-4.




                                    /s/ DE MEO, YOUNG, McGRATH & COMPANY, P.A.
                                    --------------------------------------------
                                    De Meo, Young, McGrath & Company, P.A.

January 15, 1999